Exhibit 99.1

Teradyne Announces Agreement to Acquire LitePoint, Leader in Wireless Product Test

•	Expands Teradyne’s wireless test market by approximately $1B

•	Aligned to smart phone, tablet, mobile Internet growth

•	10% or more accretive to 2012 consensus EPS estimates

•	Complementary markets with no product overlap and low integration risk

NORTH READING, Mass. — September 14, 2011 — Teradyne, Inc. (NYSE:TER) today announced it has signed a definitive agreement to purchase privately held LitePoint Corporation, a leading provider of production line test equipment for wireless products including smart phones, tablets and WiFi-enabled PCs, for $510 million net of LitePoint cash and tax benefits plus $70 million if certain performance targets are met extending through 2012. The acquisition has been approved by the Board of Directors of each company and is expected to close in the fourth quarter of 2011 subject to customary closing conditions and regulatory approvals.

The explosive growth of the mobile Internet will drive the number of wireless devices from 2 billion to over 3 billion by 2014. Extending from computers, smart phones and tablets to automobiles and home appliances, wireless communication networks are the fabric connecting modern society. The low-cost and high-quality test of products operating in these networks is a fundamental driver of that growth.

LitePoint provides the leading solutions for production testing of wireless products. Using easy-to-deploy, innovative test methodologies running on a software-controlled modular design, LitePoint’s IQ product line is the industry standard for high-volume, low-cost product test. LitePoint had sales of $86 million in 2010 and is projecting sales of $125-$135 million in 2011.

“We’re very pleased to be joining forces with LitePoint,” said Mike Bradley, President and CEO of Teradyne. “This acquisition provides another very significant growth engine to our business and complements our existing chip and system-level technology portfolio.”

“The combination creates unparalleled chip to system technical expertise, which will deepen and strengthen our products and support,” said Dr. Benny Madsen, Chairman and CEO of LitePoint. “Teradyne’s world-class, high-volume test expertise will be transformational to our wireless test solutions and to the industry as a whole.”

A webcast to discuss the acquisition will be held on Wednesday September 14, 2011 at 5:30 p.m. EST. Interested investors should access the webcast at www.teradyne.com and click on “Investors” at least five minutes before the call begins. Interested investors can also call 1-866-322-9525 (U.S. and Canada) and 1-706-902-0224 (outside the U.S. and Canada). The conference ID is 10328306. A replay will be available approximately two hours after the completion of the call. The replay number in the U.S. & Canada is 1-855-859-2056 or 1-404-537-3406 outside U.S. and Canada. The pass code for both numbers is 10328306. A replay will also be available on the Teradyne website, www.teradyne.com, through October 12, 2011.

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About LitePoint

LitePoint is based in Sunnyvale, California. The company designs, develops, and supports advanced wireless test solutions for developers of wireless devices and consumer electronics, contract manufacturers, and wireless integrated circuit designers. LitePoint solutions have optimized and verified the operation of more than one billion wireless devices worldwide. LitePoint products are used in development environments and high-volume manufacturing and provide its customers with superior ROI, faster time-to-market, improved manufacturing yields, higher product quality, and increased profitability. For more, go to www.litepoint.com.

About Teradyne

Teradyne (NYSE:TER) is the leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. Teradyne had 2010 sales of $1.6 billion and employs about 3,000 people worldwide. For more information, visit www.teradyne.com. Teradyne(R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

Safe Harbor Statement

This release contains forward-looking statements regarding the transaction, Teradyne’s future financial results, and LitePoint’s future business prospects and market conditions. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees of future performance. You can identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that these forward looking statements will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which LitePoint operates; market acceptance of LitePoint’s new products; competition from larger and more established companies in LitePoint’s markets; the protection of LitePoint’s intellectual property; the retention of key employees; the uncertainty of regulatory approval of the transaction; the parties’ ability to satisfy the merger agreement conditions and consummate the transaction; Teradyne’s ability to successfully grow LitePoint’s business; and other events, factors and risks disclosed in filings with the SEC, including, but not limited to, the “Risk Factors” section of Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended July 3, 2011. The forward-looking statements provided by Teradyne in this press release represent management’s views as of the date of this release. Teradyne anticipates that subsequent events and developments may cause management’s views to change. However, while Teradyne may elect to update these forward-looking statements at some point in the future, Teradyne specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Teradyne’s views as of any date subsequent to the date of this release.

For more information, contact:
Andrew Blanchard
Investor Relations
Tel 978.370.2425 investorrelations@teradyne.com